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                                   EXHIBIT 4.8


                        FIRST INTERSTATE BANCSYSTEM, INC.

                             2001 STOCK OPTION PLAN


         SECTION 1. ESTABLISHMENT AND PURPOSE

         1.1 ESTABLISHMENT. First Interstate BancSystem, Inc., a Montana corporation, hereby establishes a stock option plan for key Employees and Non-employee Directors, as described herein, which shall be known as the "FIRST INTERSTATE BANCSYSTEM, INC. 2001 STOCK OPTION PLAN" (hereinafter called the "Plan"). It is intended that the options issued pursuant to this Plan will constitute nonqualified stock options for purposes of the Internal Revenue Code.

         1.2 PURPOSE. The primary purposes of the Plan are to advance the Company's interests by helping to attract and retain highly qualified individuals to serve as officers, employees, directors, and non-employee directors, to enable them to acquire a larger personal financial interest in the Company through the acquisition and ownership of common stock, to stimulate their active interest in the development and financial success of the Company, and to encourage them to identify with shareholders through stock ownership.

         SECTION 2. DEFINITIONS

         2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

         (a)      "Board" means the Board of Directors of FIBS.

         (b)      "Change in Control" is defined in Section 16.1.

         (c) "Committee" means the Compensation Committee appointed by the Board to administer the Plan.

         (d)      "Company" means FIBS and any Subsidiary.

         (e) "Date of Exercise" means the date the Company receives notice, from a Participant, of the exercise of an Option pursuant to this Plan. Such notice shall state the number of shares of Stock the Participant intends to purchase by exercising the Option.

         (f) "Employee" means any person, including an officer or director of the Company, who is employed by the Company and who is compensated for such employment by a regular salary.

         (g)      "Extended Option Exercise Period" is defined in Section
                  7.5(b).




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         (h)      "Fair Market Value" means, as of any date, the value of Stock determined as follows:

                  (i) If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for the Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

                  (ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the date of determination; or

                  (iii) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board which may, in its sole discretion, utilize an independent third party to assist with the determination of the Fair Market Value of the Stock, which may take the form of a periodic appraisal of the Fair Market Value of a share of Stock valued as a minority interest.

         (i) "FIBS" means First Interstate BancSystem, Inc., a Montana corporation.

         (j) "Mature Shares" means shares of Stock which have been owned by the Participant, directly or beneficially under a trust or other ownership arrangement, for more than six months.

         (k)      "New Option" is defined in Section 16.1.

         (l) "Non-employee Director" means any person who is a director of the Company but who is not employed by the Company.

         (m) "Option" means the right to purchase Stock under this Plan at the option price for a specified period of time.

         (n) "Participant" means an Employee or a Non-employee Director of the Company who is designated by the Committee to participate in the Plan and who receives an Option as evidence of this participation.

         (o) "Plan" means this First Interstate BancSystem, Inc. 2001 Stock Option Plan.

         (p)      "Plan Stock" is defined in Section 10.1.

         (q)      "Stock" means the Common Stock (without par value) of FIBS.

         (r) "Subsidiary" means any now existing or hereafter organized or acquired corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the issued and outstanding ownership interest is owned or controlled directly or indirectly by the Company or through one or more Subsidiaries of the Company.

         2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used in this Plan also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.



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         SECTION 3. ELIGIBILITY AND PARTICIPATION

         3.1 ELIGIBILITY. Participants in the Plan shall be selected by the Committee from among those Employees and Non-employee Directors who, in the opinion of the Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success.

         3.2 GRANT LIMIT. A Participant who has been granted an Option may, if otherwise eligible, be granted additional Options. Notwithstanding the above, the maximum number of shares of Stock that may be subject to Options granted to an individual Participant under the Plan in any calendar year shall not exceed 350,000 Shares.

         SECTION 4.  ADMINISTRATION

         4.1 GENERAL POWERS. The Plan shall be administered by the Committee, which shall be comprised solely of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and (ii) unless otherwise determined by the Board of Directors, "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code. The Committee, by majority action thereof, is authorized and empowered to interpret the Plan, to prescribe, amend, rescind, and interpret rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of this Plan shall be final and binding and conclusive for all purposes and upon all persons.

         4.2 AMENDMENT OR CANCELLATION OF OPTIONS. The Committee may amend the terms of any outstanding Option granted under this Plan, but any amendment which would adversely affect a Participant's rights under an outstanding Option shall not be made without the Participant's written consent. The Committee may, with the Participant's written consent, cancel any outstanding Option or accept any outstanding Option in exchange for a new Option.

         SECTION 5.  STOCK SUBJECT TO PLAN

         5.1 AMOUNT. An aggregate of not more than 750,000 shares of Stock shall be available for the grant of Options under the Plan. If an Option is surrendered (except a surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares of Stock which were subject to such Option but as to which the Option had not been exercised shall continue to be available under the Plan.

         5.2 CAPITAL ADJUSTMENTS. If there is any change in the Stock subject to any Option granted under the Plan by reason of a Stock dividend or split, reorganization, recapitalization, reclassification, merger, consolidation, combination, or exchange of shares or other similar corporate change, the aggregate number of shares of Stock subject to each outstanding Option and its stated Option price shall be appropriately adjusted by the Committee, whose determination shall be conclusive, in order to preserve but not to increase the benefits to Participants, provided, however, that fractional shares shall be rounded up to the nearest whole share. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or Options to acquire additional shares of Stock or of securities convertible into Stock.



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         SECTION 6.  DURATION OF THE PLAN

         The Plan shall remain in effect until all Stock authorized for issuance pursuant to Options shall have been purchased pursuant to the exercise of Options granted under the Plan, or until this Plan is suspended or terminated by the Board.

         SECTION 7.  TERMS OF STOCK OPTIONS

         7.1 GRANT OF OPTIONS. Options may be granted to Employees and to Non-employee Directors of the Company at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant and the terms of such Options. In making such determinations, the Committee may take into account the nature of services rendered by such Participant, the Participant's present and potential contributions to the Company, and such other factors as the Committee in its discretion shall deem relevant.

         7.2 OPTION AGREEMENT. As determined by the Committee on the date of grant, each Option shall be evidenced by an Option Agreement that shall state that it is a non-qualified Stock Option, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other terms and conditions as may be determined from time to time by the Committee.

         7.3 OPTION PRICE. No Option granted pursuant to this Plan shall have an Option price that is less than the Fair Market Value of Stock on the date the Option is granted, unless otherwise approved by the Board.

         7.4 DURATION OF OPTIONS. Each Option shall expire at such time as the Committee shall determine at the time of its grant, provided however that no Option shall be exercisable later than the tenth (10th) anniversary date of the date of its grant.

         7.5      EXERCISE PERIOD.

         (a) Options granted under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants.

         (b) The vested portion of Options held by Participants who satisfy all of the following conditions may be exercised over a period of three (3) years, but not beyond the stated termination date of the Option (the "Extended Option Exercise Period"):

                  (i) the Participant's employment by the Company has terminated due to retirement or resignation;

                  (ii) the total of the age of the Participant and the "time in service" of the Participant must total at least 70 at the time of the first exercise of the Option; "time in service" is defined as that period of time, which need not be continuous, during which the Participant has been employed by, or has served as a director of, the Company or for which the Participant has been given credit by the Committee; and

                  (iii) during the Extended Option Exercise Period, the Participant is not employed by a person or entity, other than the Company, which is engaged in the business of banking, financial services, securities or insurance brokerage, or other business conducted by the Company.



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                  The Extended Option Exercise Period begins on the date of the
                  Participant's retirement or resignation of employment with the Company.

         7.6 PAYMENT. The Option price upon exercise of any Option shall be payable to the Company in full either (i) in cash or its equivalent, (ii) by tendering Mature Shares having a Fair Market Value at the time of exercise equal to the Option price, (iii) immediately following the date on which the Company's Stock is offered for sale to the public following successful registration of the Stock with the Securities and Exchange Commission, by an arrangement between the Participant and a broker acceptable to the Company in which payment of the exercise price is made pursuant to an irrevocable direction to the broker to deliver to the Company the proceeds from the sale of the Stock in an amount equal to the exercise price of the Stock as long as such arrangement complies with applicable securities laws, or (iv) by any combination of (i), (ii), and/or
(iii). The proceeds from exercise of an Option shall be added to the general funds of the Company and shall be used for its corporate purposes.

         SECTION 8.  EXERCISE OF OPTIONS

         8.1 WRITTEN NOTICE. An Option may be exercised by written notice to the Company, in the form and manner prescribed by the Committee, given by (i) the Participant, (ii) the Participant's guardian or conservator if one has been appointed for the Participant, (iii) the Participant's personal representative if the Participant is deceased, or (iv) a transferee authorized by the terms of
Section 9. Full payment for the Stock to be purchased pursuant to exercise of the Option must accompany the written notice.

         8.2 ISSUANCE OF STOCK CERTIFICATES. As soon as practicable after (i) the receipt of written notice of exercise of an Option, (ii) payment for the Stock being purchased, including any payment required under Section 8.3, (iii) execution of the Shareholder's Agreement referred to in Section 10.1, and (iv) satisfaction of any other conditions adopted by the Committee or the Company, the Company shall, without Stock issue or transfer taxes, deliver to the Participant a stock certificate for the number of shares of Stock purchased by exercise of the Option.

         8.3. TAX WITHHOLDING Whenever shares of Stock are to be issued in satisfaction of Options exercised under this Plan, the Company shall have the power to require the recipient of the Stock to pay to the Company an amount sufficient to satisfy the Company's minimum statutorily required federal, state, and local withholding tax requirements, as determined by the Company. The Committee, at its option, may allow the recipient of the Stock to tender Mature and/or non-Mature shares of Stock to the Company in payment of the Company's minimum withholding tax requirements of this Section 8.3.

         SECTION 9.  COMPANY REPURCHASE RIGHTS

         Prior to the date on which Stock is offered for sale to the public following successful registration of the Stock with the Securities and Exchange Commission and following the expiration of a six (6) month period measured from the date of a Participant's exercise of an Option, the Company shall have the right, but not the obligation, to repurchase at any time, some or all of a Participant's Stock acquired through the exercise of an Option granted herein at the Fair Market Value of such Stock at the date of repurchase.



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         SECTION 10.  RESTRICTIONS ON STOCK TRANSFERABILITY

         10.1 SHAREHOLDER AGREEMENT. The issuance of Stock purchased pursuant to the exercise of an Option or otherwise issued under this Plan ("Plan Stock") is expressly conditioned upon execution by the Participant receiving the Plan Stock of the applicable Shareholder's Agreement then in use by the Company, restricting the sale, transfer or encumbrance of the Plan Stock.

         10.2 HOLDING PERIOD. Plan Stock may not be sold or transferred to the Company for a period of six (6) months following acquisition of the Plan Stock by a Participant. This restriction shall attach to the Plan Stock when issued.

         10.3 OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any Plan Stock as it may deem advisable including, without limitation, restrictions under applicable blue sky and securities laws.

         10.4 STOCK LEGEND. Certificates issued by the Company for Plan Stock will contain a legend reciting the restrictions on the sale, transfer or encumbrance of the stock set forth in the applicable Shareholder's Agreement then in use by the Company.

         SECTION 11. TERMINATION OF EMPLOYMENT

         11.1 TERMINATION OF EMPLOYMENT DUE TO DEATH. If the employment of a Participant terminates by reason of death, the duly appointed personal representative of the estate of the Participant shall have one hundred eighty
(180) days after the date of death of the Participant in which to exercise all vested portions of all Options held by the Participant regardless of whether the Options would otherwise expire prior to the end of the 180-day period and regardless of whether the Options are not otherwise exercisable within that 180-day period, provided however, that if the Participant, as of the date of death, is eligible for the Extended Option Exercise Period set forth in Section 7.5(b) (for purposes of determining eligibility, the Participant's death shall be deemed to satisfy the condition stated in Section 7.5(b)(i)), the personal representative of the deceased Participant's estate may exercise those portions of the Participant's Options which are vested at the date of the Participant's death over the Extended Option Exercise Period. Any Options of the deceased Participant which are not exercised within the period stated in the preceding sentence shall expire and terminate.

         11.2 TERMINATION OF EMPLOYMENT OTHER THAN FOR DEATH. If the employment of a Participant is terminated for any reason other than death, including but not limited to retirement, resignation or discharge, any outstanding Options shall be exercisable at any time prior to the expiration date of the Option or within ninety (90) days after the date of termination of employment, whichever period is shorter, except as provided in Section 7.5(b). Any Options of the terminated Participant which are not exercised within the period stated in the preceding sentence shall expire and terminate.

         SECTION 12.  NO EFFECT ON EMPLOYMENT

         Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Employee's employment at any time, nor confer upon any Employee any right to continue in the employ of the Company.



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         SECTION 13.  TRANSFERABILITY OF OPTIONS.

         An Option shall not be transferred except by will or by the laws of descent and distribution. Notwithstanding the above, the Company may, in its sole discretion, permit the transfer, whether gratuitous or for consideration, of some or all of the Participant's rights to an Option in connection with certain personal tax planning transactions of the Participant that are approved by the Company. Transfer may be conditioned on the Participant's execution of an indemnification agreement with the Company in a form and manner prescribed by the Company for all claims arising in connection with the transfer, or on any other condition prescribed by the Company. No Option shall be subject to execution, attachment, or similar process.

         SECTION 14.  PARTICIPANT TRANSFER OR LEAVE OF ABSENCE

         For purposes of this Plan, neither of the following shall be deemed a termination of employment:

         (a) A transfer of a Participant from FIBS to a Subsidiary or vice versa, or from one Subsidiary to another, or

         (b)      A leave of absence duly authorized by the Company.

         SECTION 15.  AMENDMENT, SUSPENSION, AND TERMINATION OF THE PLAN

         The Board may amend, suspend or terminate this Plan at any time without restriction, provided, however, that the Board may not alter, amend, terminate, revoke, or otherwise impair any unexercised Options which have been granted pursuant to this Plan, except in the event of a merger, reorganization, or other adjustment referred to in Section 5.2, or except when the written consent of the holder of the Option proposed to be so altered, amended, terminated, revoked, or impaired is obtained. Nothing contained in this section, however, shall in any way condition or limit the termination of an Option in accordance with the provisions of Section 11, nor shall any amendment of this Plan change or revise the terms and conditions of any issued and outstanding Option unless a specific written amendment to the Option or Performance Unit is executed by the parties thereto.
         SECTION 16.  DISSOLUTION, MERGER, REORGANIZATION OR CONSOLIDATION

         16.1 DISSOLUTION OR CHANGE IN CONTROL. If FIBS is dissolved or liquidated (a "Dissolution") or if FIBS is a party to a merger, reorganization and consolidation in which FIBS is not the surviving corporation (a "Change in Control"), then every Option outstanding hereunder shall terminate on the effective date of the Dissolution or Change in Control, but each Participant shall have the right immediately prior to the effective date of such Dissolution or Change in Control to exercise any unexercised Options whether or not then exercisable or vested, subject to the provisions of this Plan. Notwithstanding the foregoing, all Options shall not become immediately exercisable or vested where the surviving corporation in a Change in Control agrees to issue to each Participant an Option (the "New Option") to purchase the surviving corporation's shares on terms and conditions both as to number of shares and otherwise, which will substantially preserve to each Participant the rights and benefits of the Options outstanding hereunder, and in that circumstance, all Participants shall be obligated to accept the New Options in place of the Options outstanding hereunder, which shall terminate. The Committee shall have sole and absolute discretion to determine whether the Participants have been offered a New Option which will substantially preserve to the Participant the rights and benefits of the Options outstanding hereunder.



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         16.2     NEW OPTION - CHANGE IN PARTICIPANT'S STATUS

         If New Options are issued in connection with a Change in Control, and within twelve (12) months subsequent to such Change in Control Participant experiences an Involuntary Termination or a Constructive Discharge, then all New Options held by the Participant shall become fully vested and exercisable for a period of thirty (30) days following the date of such Involuntary Termination or Constructive Discharge. To the extent that the Participant does not exercise a New Option to the extent so entitled within the time specified herein, the New Option shall terminate and the Stock covered by the New Option shall revert to the Plan. The terms and provisions of this Section 16.2 shall be incorporated into the New Options and the stock option plan pursuant to which they are issued.

         "Involuntary Termination" means a termination of the Participant's employment other than for cause or the voluntary act of Participant, or due to death, disability or retirement of the Participant.

         "Constructive Discharge" means a termination of the Participant's employment on account of (i) the relocation more than fifty (50) miles from the employer's primary office without such Participant's consent; (ii) an adverse alteration in the nature, title or status of Participant's title, job duties or position; (iii) a reduction by the employer of the Participant's annual base salary or target bonus; or (iv) the breach by the employer of any material provision of any applicable employment agreement that continues for a period of thirty (30) days.

         SECTION 17.  INDEMNIFICATION

         Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         SECTION 18.  REQUIREMENTS OF LAW

         18.1 GENERALLY. The granting of Options and the issuance of Plan Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         18.2 GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Montana.

         SECTION 19. EFFECTIVE DATE OF PLAN

         This Plan shall be effective as of July 26, 2001.



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